EXHIBIT 10(h)

                          SANTA FE ENERGY RESOURCES
                         SUPPLEMENTAL RETIREMENT PLAN

1. THE PLAN:

     The Santa Fe Energy Resources Supplemental Retirement Plan (the "Supplemental Plan") evidenced hereby is an unfunded, non-contributory, defined benefit plan designed to provide supplemental retirement benefits to certain highly compensated employees of Santa Fe Energy Resources, Inc. (the "Company") and its subsidiaries which participate in the Santa Fe Energy Resources Retirement Income Plan (the "Plan"). The provisions of the Supplemental Plan shall apply to those participants in the Plan whose benefits under the Plan:

     (a) would exceed the limits imposed thereon by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"); and/or

     (b) would be limited as a result of the limitation on annual compensation that may be considered under the Plan as imposed by Section 401(a)(17) of the Code; and/or

     (c) would be reduced as a result of the participant making elective deferrals under the Company's Deferred Compensation Plan or other similar programs.

The above limitations and reductions are hereafter referred to collectively as the "Reductions." References to the Code and to Sections 401(a)(17) and 415 thereunder shall include any successors thereto.

2. SUPPLEMENTAL RETIREMENT BENEFITS:

     A participant in the Supplemental Plan eligible for retirement benefits pursuant to the Plan shall be entitled to a monthly supplemental retirement benefit
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under this Supplemental Plan commencing on the first day of the month coincident with the participant's retirement date pursuant to the Plan and his surviving spouse or contingent annuitant, as the case may be, shall be entitled to a monthly benefit commencing on the first day of the month coincident with or next following the date of participant's death after such retirement date or, in the event of the participant's death prior to his actual retirement date, the date his surviving spouse begins receiving a preretirement survivor's benefit under the Plan, provided such spouse or contingent annuitant is entitled to a benefit pursuant to the Plan. Such monthly supplemental retirement benefit shall be equal to the amount determined by the following method:

     (a) by calculating the amount of the monthly benefit to which the participant, surviving spouse, or contingent annuitant, as the case may be, would be entitled to receive under the Plan but for the Reductions, which amount shall not be less than that amount determined under section 2(a) of the Santa Fe Pacific Corporation Supplemental Executive Retirement Plan for such participant as of the effective date of this Supplemental Plan; and

     (b) by subtracting from the amount computed under (a) the monthly benefit payable to such participant, surviving spouse, or contingent annuitant pursuant to the Plan, including (i) any subsequent increases therein due to increases in the maximum benefit permitted under Section 415 of the Code as such increases are recognized under the Plan and (ii) any benefit paid to an alternate payee pursuant to a qualified domestic relations order issued to the Plan with respect to the participant's benefits thereunder.

     Such calculations shall be made utilizing the form of benefits actually paid pursuant to the Plan.

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3. PAYMENTS OF SUPPLEMENTAL BENEFITS:

     Payments of supplemental benefits shall be made by the Company from its general assets or, in its discretion, through a "rabbi" trust or other similar arrangement. However, at no time shall this Supplemental Plan be funded in any manner which would cause the Supplemental Plan to be subject to the funding requirements of the Employee Retirement Income Security Act of 1974, as amended.

4. TERMINATION OF SUPPLEMENTAL RETIREMENT BENEFITS:

     The entitlement of a participant, surviving spouse or contingent annuitant, as the case may be, to supplemental retirement benefits hereunder shall terminate on:

     (a) Subject to Section 7 below, the date that benefits cease to be payable to the participant, surviving spouse or contingent annuitant pursuant to the terms of the Plan, other than by termination of the Plan; or

     (b) The effective date of any change in existing federal or state statutes which would cause the Plan to lose its qualified status because of the existence of the Supplemental Plan.

5. LUMP SUMS:

     Notwithstanding anything above, the Company, in its sole discretion, may direct at any time on or after a participant's termination of employment or death that the actuarial present value of any supplemental benefits expected to be paid (or remaining to be paid if already in pay status) under this Supplemental Plan, as determined in accordance with the appropriate actuarial factors and rates in effect at the beginning of the calendar year for an immediate or deferred annuity (as the case may be) upon a plan termination under Pension Benefit Guaranty Corporation requirements, be immediately paid to the participant, his surviving spouse or contingent annuitant, as the case may be, in a lump sum in cash (by check).

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6. ADMINISTRATION:

     This Supplemental Plan shall be administered by the Plan Administrator of the Plan with the same powers, duties and protections as set forth in the Plan with respect to its administration being incorporated herein by reference, including, without limitation, the power to interpret and construe the Supplemental Plan and any such interpretation or construction shall be binding for purposes of the Supplemental Plan. The Plan Administrator shall determine the amount and manner of payment of the benefits due to, or on behalf of, each participant under the Supplemental Plan and the commencement and termination dates of such benefit payments. In the absence of a Plan Administrator, the Supplemental Plan shall be administered by the Board of Directors of the Company.

     A participant, surviving spouse or contingent annuitant who has been denied a benefit hereunder, either in whole or in part, may appeal that decision to the Plan Administrator. The appeals procedures shall be the same as those under the Plan.

7. AMENDMENT AND TERMINATION:

     The Company by action of its Board of Directors may amend and/or terminate the Supplemental Plan at any time for whatever reasons it may deem appropriate. However, no such amendment or termination of the Supplemental Plan shall reduce or eliminate any participant's, spouse's or contingent annuitant's right to a benefit accrued hereunder as of the date of such amendment or termination; provided, however, that subsequent increases in the benefit payable to the participant, spouse or contingent annuitant, as the case may be, under the Plan can operate to reduce the supplemental benefit accrued hereunder as of the date of such amendment or termination of this Supplemental Plan.

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8. LIQUIDATION AND SUCCESSION:

     In the event that the Company is liquidated or dissolved, the value of all benefits accrued under the Supplemental Plan as of the date of such event shall become immediately payable to the participant, surviving spouse or contingent annuitant, as the case may be, in a lump sum. For purposes of this Supplemental Plan, the benefit accrued will be determined in accordance with Sections 2 and 5 and, if not already in pay status, will be assumed to be payable at either (1) the participant's normal retirement date as defined under the Plan (or immediately if the participant has attained such normal retirement date) or (2) the earliest date upon which benefits are payable under the Plan, whichever produces the greater benefit.

     The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly to assume and agree to pay the benefits accrued under this Supplemental Plan as of the date of such succession in the same manner and to the same extent as the Company would have been required if no such succession had taken place. If a successor fails to assume such obligations, such failure shall entitle a participant (surviving spouse or contingent annuitant, as the case may be, if then in pay status) to be paid from the Company the lump sum amount determined in the preceding paragraph as if the Company had been liquidated.

9. NO EMPLOYMENT RIGHTS:

     Nothing contained in the Supplemental Plan shall be construed as a contract of employment between the Company (or any affiliate) and any employee, or as creating a right in any employee to be continued in the employment of the Company (or any affiliate) or as a limitation of the right of the Company (or any affiliate) to discharge any employee, with or without cause.

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10. ASSIGNMENT:

     The benefits payable under this Supplemental Plan may not be assigned, alienated, pledged, transferred or hypothecated in any manner.

11. WITHHOLDING OF TAXES:

     The Company shall have the right to deduct from all payments made under the Supplemental Plan, any federal, state or local taxes required by law to be withheld from such payments.

12. LAW APPLICABLE:

     This Supplemental Plan shall be governed by the laws of the State of Texas except to the extent preempted by applicable federal law.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Supplemental Plan this December 4, 1990, effective for all purposes as of December 4, 1990.

                                          SANTA FE ENERGY RESOURCES, INC.

                                          By: /s/ JAMES L. PAYNE
                                          Title: President